Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-147825 on Form N-2 of our reports dated October 26, 2007, relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund, Inc. (the "Fund") and of Master Senior Floating Rate LLC (the "Master LLC"), appearing in the corresponding Annual Reports on Form N-CSR of the Fund and of the Master LLC for the year ended August 31, 2007, and to the references to us under the headings "Financial Highlights" and "Financial Statements" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
December 27, 2007